UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): March 18, 2008

THE GOLDFIELD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7525	88-0031580
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1684 West Hibiscus Blvd. Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (321) 724-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2008, the Board of Directors of The Goldfield Corporation (“Goldfield” or the “Company”) approved the actions of the Compensation Committee of the Board of Directors set forth below with regard to the compensation of John H. Sottile, Chairman, President and Chief Executive Officer of Goldfield, Robert L. Jones, President of Southeast Power Corporation, Goldfield’s electrical construction subsidiary (“Southeast Power”), and Stephen R. Wherry, Senior Vice President, Treasurer and Chief Financial Officer of Goldfield, the executive officers who were named in the Summary Compensation Table of Goldfield’s 2007 Proxy Statement and who are expected to be named in the Summary Compensation Table of Goldfield’s 2008 Proxy Statement.

Annual Incentive Compensation Earned in 2007. The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, an annual cash bonus award in the amount of $34,944.81 for Mr. Jones and $29,625 for Mr. Wherry, in each case earned during 2007 and paid in 2008, pursuant to The Goldfield Corporation Performance-Based Bonus Plan. Mr. Sottile requested that the Compensation Committee forego granting him a bonus award for 2007 and the Compensation Committee acceded to his request. The bonus awards approved for Messrs. Jones and Wherry were earned based upon the Compensation Committee’s assessment of the level of performance of each of these officers with respect to the performance measures established in and for 2007. These bonuses are subject to increase or decrease based on audit adjustments made, if any, in connection with the finalization of the Company’s year-end financial statements.

Annual Incentive Compensation to be Earned in 2008. The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, bonus opportunities for Mr. Sottile, Mr. Jones and Mr. Wherry for 2008, in accordance with the provisions of Goldfield’s Performance-Based Bonus Plan, which are consistent with those in effect for 2007. Mr. Sottile will have the opportunity to earn a bonus award up to a maximum of 50% of his base salary, and his bonus will be dependent upon the increase in Goldfield’s share price in 2008, the increase in Goldfield’s net income in 2008 and his overall executive performance in 2008, a non-quantitative factor incorporating an evaluation by the Compensation Committee of Mr. Sottile’s leadership, strategic planning, relationship management and human resources management. Mr. Jones will have the opportunity to earn a bonus award, which will be calculated as a percentage of the pre-tax earnings of Southeast Power, subject to adjustment for certain specified items, and will not be dependent upon any other factors. Mr. Wherry will have the opportunity to earn a bonus award up to a maximum of 30% of his base salary, and his bonus will be dependent upon the increase in Goldfield’s net income in 2008 and his overall executive performance in 2008, a non-quantitative factor incorporating an evaluation by the Compensation Committee of Mr. Wherry’s contributions with respect to financial management, Goldfield’s reporting and internal controls and other compliance initiatives.

2008 Base Salary Increases. The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved an increase in Mr. Jones’ base salary by an amount equal to the percentage increase over a defined period in the Consumer Price Index for all urban consumers, (“CPI”), which resulted in an increase from $130,000 to $134,176, effective March 24, 2008. Also effective January 1, 2008, Mr. Wherry’s base salary was increased by an amount equal to the percentage increase over the preceding twelve months in the CPI, which resulted in an increase from $197,500 to $205,560.51. This increase was recommended by the Compensation Committee and approved by the Board of Directors on December 11, 2007, which action was previously reported on a Current Report on Form 8-K dated December 12, 2007. In addition, in accordance with the terms of his employment contract, effective January 1, 2008, Mr. Sottile’s base salary was increased by an amount equal to the percentage increase over the preceding twelve months in the CPI, which resulted in a revised base salary of $461,819.33 from $443,710.32.

Goldfield will provide additional compensation information regarding the compensation paid to each of the named executives for the 2007 fiscal year in Goldfield’s proxy statement for the 2008 Annual Meeting of Shareholders, which is expected to be filed with the Securities and Exchange Commission in April 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 24, 2008

THE GOLDFIELD CORPORATION

By:	/s/ STEPHEN R. WHERRY
Stephen R. Wherry
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)